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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Great Lakes Chemical Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

2004 ANNUAL MEETING OF SHAREHOLDERS

and

PROXY STATEMENT

PLACE OF MEETING

Thursday, May 6, 2004
Marriott Indianapolis North
3645 River Crossing Parkway
Indianapolis, Indiana 46240
Meeting 11:00 a.m.
 (Local Time)

INDIANAPOLIS, INDIANA

Notice of Annual Meeting of Shareholders
May 6, 2004

The Annual Meeting of Shareholders (the "Annual Meeting") of GREAT LAKES CHEMICAL CORPORATION (the "Company" or "Great Lakes") will be held at Marriott Indianapolis North, 3645 River Crossing Parkway, Indianapolis, Indiana 46240, on Thursday, May 6, 2004, at 11:00 a.m. (Local Time) to consider and vote on the following matters:

  1.
  Election of three directors;

  2.
  A shareholder proposal recommending that the Board of Directors arrange for the prompt sale of the Company to the highest bidder; and

  3.
  Transaction of any other business properly brought before the meeting.

The Board of Directors fixed March 8, 2004, as the date of record for the meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

A proxy statement, a form of proxy and a 2003 annual report of the Company are enclosed.

By Order of the Board of Directors,
JEFFREY M. LIPSHAW
Secretary
March 31, 2004

Great Lakes Chemical Corporation
9025 North River Road, Suite 400, Indianapolis, Indiana 46240

PROXY STATEMENT
March 31, 2004
for
Annual Meeting of Shareholders
to be held on May 6, 2004

The Board of Directors (the "Board") is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on May 6, 2004, and any adjournments thereof. This proxy statement, the form of proxy and the Great Lakes Chemical Corporation annual report on Form 10-K for 2003 will be mailed to shareholders on or about March 31, 2004.

Only shareholders of record at the close of business on March 8, 2004 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On that date, there were 50,675,810 issued and outstanding shares of the Company's common stock ("Common Stock"), the only class of voting securities of the Company. Each holder of a common share will be entitled to one vote per share for each director to be elected at the Annual Meeting and to one vote per share on each other proposal presented at the Annual Meeting.

INFORMATION ABOUT VOTING

Methods of Voting

Your vote is very important. You may cast your vote by telephone, by Internet or by mail. Instructions for each of these methods are included on your proxy card.

If you attend the Annual Meeting, you may also submit your vote in person. We encourage you to vote as soon as possible, even if you plan to attend the Annual Meeting in person.

If you are the beneficial owner of shares held in "street name" by a broker, the broker as the holder of record of the shares is required to vote these shares in accordance with your instructions.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign the proxy card but do not give voting instructions, the shares represented by that proxy will be voted FOR the election of the nominee directors, and AGAINST the shareholder proposal as recommended by the Board.

Revoking or Changing Your Vote

You may revoke or change your proxy at any time before it is voted at the Annual Meeting by:

  •
  Sending written notice of revocation to the secretary of the Company;

  •
  Submitting another properly signed proxy with a later date; or

  •
  Attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Vote Required

There are differing vote requirements for the various Proposals. Directors will be elected by the vote of a plurality of the shares present or represented by proxy at the Annual Meeting. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, your shares will be voted FOR the three nominees. Instructions on your proxy to withhold authority to vote for one or more of the nominees will not count as a vote against the nominees.

Proposal Two, the shareholder proposal recommending that the Board arrange for the prompt sale of the Company to the highest bidder (a nonbinding proposal), requires an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting.

Abstentions and Broker Non-Votes

Proxies expressly marked as ABSTAIN as to Proposal Two will not be counted as votes FOR or AGAINST the Proposal, but will have the same effect as a vote against the Proposal. Proxies marked ABSTAIN will be counted in determining the number of shares present or represented on the Proposal for purposes of a quorum. New York Stock Exchange rules prohibit brokers from voting on Proposal Two without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such "broker non-votes" will not be counted as voted, and will have no effect on the Proposal.

Other Business

If any other matters are properly presented at the Annual Meeting for consideration, the persons named on the enclosed proxy card will have the discretion to vote on those matters for you. At the date printing of this proxy statement began, the Board knew of no other matters to be raised at the Annual Meeting.

GOVERNANCE

The Company, its Board of Directors and its management are committed to having sound corporate governance principles. The Company's Governance Guideline Statement and Code of Business Conduct are available from the "Investors" section of the Company's website at www.greatlakes.com.

Governance Guideline Statement

The Board of Directors is responsible for the oversight of the Company. The Board believes its fundamental obligation is to act on behalf of the shareholders in maximizing the long-term value of the

Company. A copy of the Company's Governance Guideline Statement, as amended, is attached to this proxy statement as Appendix A. Among other matters, the Governance Guideline Statement provides that:

  •
  A majority of the members of the Board will be independent directors;

  •
  Independent directors do not have a material relationship with the Company;

  •
  The independent directors will designate a presiding independent director;

  •
  Directors should serve on no more than five boards of publicly traded companies;

  •
  Board members have complete access to management and the Company's outside counsel and auditors. Additionally, the Board may retain outside counsel or other advisors of its own choice;

  •
  Directors may not stand for re-election after age 72;

  •
  The governance, audit and compensation and incentive committees will consist entirely of independent directors; and

  •
  Each director must own at least 2,500 shares of the Company's Common Stock or shares valued at three times the annual retainer, whichever is greater.

Code of Business Conduct

The Company's Code of Business Conduct applies to all employees worldwide and incorporates a code of ethics applicable to its senior financial officers, in accordance with the requirements of the Sarbanes-Oxley Act ("Act") and the Securities and Exchange Commission's final rule implementing Section 406 of the Act. The portion of the Great Lakes Code of Business Conduct (effective as of January 1, 2003) complying with the Act is attached to this proxy statement as Appendix B. A copy of this portion of the Code of Business Conduct is available without charge upon request to the secretary of the Company at its offices in Indianapolis, Indiana.

All employees, including the chief executive officer and the senior financial officers of the Company, are prohibited from engaging in conflicts of interest. The Company's Code of Business Conduct includes provisions specifically designed to ensure that the chief financial officer, controller and other senior financial officers promote honest and ethical conduct, and a full, fair, accurate and timely disclosure in the reports filed with the Securities and Exchange Commission and other public communications. Additionally, the Code of Business Conduct encourages employees to report potential violations and acknowledges the Audit Committee's intent to establish procedures for confidential and anonymous reporting. A toll-free, confidential number is published on the Company's internal website for this reporting.

Director Independence

The Board has determined that each of the directors, except Mr. Bulriss, has no material relationship with the Company and is independent within the meaning of the New York Stock Exchange's Director

Independence Standards and the Company's Director Independence Standards as described in the Governance Guideline Statement.

BOARD AND COMMITTEE STRUCTURE

The Board of Directors, pursuant to the By-Laws, has set the number of directors of the Company at nine. Prior to May 2003, the Board was divided into three classes of equal size (to the extent possible), with one class to be elected each year, in rotation, for a term of three years. In May 2003, the Company's shareholders approved an amendment to the Company's Certificate of Incorporation eliminating the classification of the Board. Beginning with the election of directors at this 2004 Annual Meeting, upon expiration of the directors' current terms, each director will be elected for a one-year term.

Directors' Meetings and Committees

The Board of Directors held four regular meetings and one special meeting in 2003. All directors attended 75 percent or more of the Board meetings and meetings held by committees of which they were members during 2003.

Board Committees

Pursuant to the By-Laws, the Board has established five standing committees as of the Record Date. Presently, the Committees are: Audit, Compensation and Incentive, Corporate Responsibility, Finance, and Governance and Nominating. Committee membership as of the Record Date was as follows:

Audit	Compensation and Incentive	Corporate Responsibility
Louis E. Lataif, Chairman Martin M. Hale John C. Lechleiter Jay D. Proops	Nigel D. T. Andrews, Chairman James W. Crownover Thomas M. Fulton John C. Lechleiter	Mack G. Nichols, Chairman Mark P. Bulriss James W. Crownover
Finance	Governance and Nominating
Jay D. Proops, Chairman Martin M. Hale	Thomas M. Fulton, Chairman Nigel D. T. Andrews Louis E. Lataif Mack G. Nichols
Audit Committee	Eight meetings in 2003

The Board has determined that each member of the Audit Committee is independent in accordance with the requirements of the New York Stock Exchange and each is financially literate and experienced in financial matters. Further, the Board has determined that each of the following members of the Audit Committee is an "audit committee financial expert" for purposes of the Sarbanes-Oxley Act: Jay D. Proops, Martin M. Hale and Louis E. Lataif. The Board based its determination in part upon the following: Mr. Proops's experience as the chief financial officer of a publicly-held corporation; Mr. Hale's experience as the executive vice president of a registered investment advisor specializing in asset management; and Mr. Lataif's relevant experience as the former president of Ford of Europe, as the dean of a prominent business school and as a member of the audit committees of two other publicly-held corporations.

In order to comply with requirements under the Sarbanes-Oxley Act and the New York Stock Exchange guidelines, the Board adopted a revised written charter for the Audit Committee in December 2002, which is attached to this proxy statement as Appendix C. The Audit Committee charter also is available from the "Investors" section of the Company's website at www.greatlakes.com. The Audit Committee assists the Board in its oversight of the Company's accounting and financial reporting, internal controls and audit functions. The functions of the Audit Committee, which are described in more detail in Appendix C, include:

  •
  Reviews and approves the annual appointment of the Company's independent auditors;

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  Reviews and pre-approves the audit services, including the audit scope and plan, of the independent auditors, and pre-approves fee arrangements for the independent auditors;

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  Pre-approves all non-audit services by the independent auditors;

  •
  Oversees the work of both independent and internal auditors;

  •
  Reviews, with management and the internal and independent auditors, the adequacy of the Company's internal controls;

  •
  Confers privately with the independent auditors;

  •
  Reviews and discusses with management and the independent auditors the audited financial statements that are included in the Annual Report on Form 10-K and the interim financial statements included in the quarterly reports on Form 10-Q;

  •
  Reviews guidelines for earnings press releases;

  •
  Reviews the coordination of audit efforts between the independent auditors and the Company's internal audit function; and

  •
  Establishes procedures for the submission of complaints regarding accounting or auditing matters including confidential and anonymous reports by employees and monitors the resolution of such complaints.

Compensation and Incentive Committee	Five meetings in 2003

Each member of the Compensation and Incentive Committee is an independent director. In December 2002, the Board adopted a written charter for the Compensation and Incentive Committee. This charter is available from the "Investors" section of the Company's website at www.greatlakes.com. The functions of this Committee include:

  •
  Reviews and recommends to the Board the compensation, perquisites and benefits for the chief executive officer;

  •
  Reviews and approves the compensation, perquisites and benefits for all other corporate officers;

  •
  Reviews and recommends to the Board compensation, incentives and benefits for non-employee directors;

  •
  Reviews and approves options granted under the stock incentive plans and determines the participation and award levels;

  •
  Reviews and advises the Board regarding succession planning for the chief executive officer and other senior executives;

  •
  Reviews and approves the Company's annual incentive compensation plans and establishes participation, target annual incentive awards, corporate goals and actual awards paid to senior executives; and

  •
  Administers and monitors compensation and benefit plans for employees of the Company.

Corporate Responsibility Committee	One meeting in 2003

A revised charter for this Committee was adopted in December 2003, which provides for the following functions:

  •
  Assesses the Company's organization, reporting and management systems relating to environmental, health and safety compliance and risk control;

  •
  Monitors performance under the Company's environmental, health and safety policies, including its annual environmental, health and safety metrics; and

  •
  Reviews and monitors the implementation of the Company's Code of Business Conduct.

Finance Committee	Four meetings in 2003

Each member of the Finance Committee is an independent director. A written charter for this Committee was adopted in December 2002, which provides for the following functions:

  •
  Reviews and recommends to the Board the Company's financial strategy and planning, including borrowing and sales or repurchases of equity;

  •
  Reviews and makes recommendations concerning a dividend policy; and

  •
  Reviews and monitors investment policies for the Company's employee benefit plans.

Governance and Nominating Committee	Two meetings in 2003

Each member of the Governance and Nominating Committee is independent in accordance with the requirements of the New York Stock Exchange. In December 2002, the Board adopted a written charter for the Governance and Nominating Committee. This charter is available from the "Investors" section of the Company's website at www.greatlakes.com. The Governance and Nominating Committee assists the Board in monitoring its own performance to ensure effective governance and accountability to the shareholders. The functions of the Governance and Nominating Committee include:

  •
  Establishes qualifications for director candidates and makes determinations as to the independence of directors;

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  Seeks potential nominees for Board membership, including consideration of suggestions submitted by shareholders, and recommends candidates to the Board;

  •
  Conducts annual evaluations of the Board's effectiveness; and

  •
  Oversees the structure and effectiveness of the Board's committee system.

Actions taken by any of the above committees are reported to the Board, and the Board receives a copy of the minutes of all committee meetings.

Presiding Independent Director

As provided in the Governance Guideline Statement, the Board has established the position of presiding independent director. James W. Crownover has been designated by the independent directors as the first presiding independent director. Independent directors meet on a regular basis apart from other board members and management representatives, and Mr. Crownover is responsible for setting the agenda and chairing these meetings.

Board Self-Evaluations

The Governance and Nominating Committee developed a process for board self-evaluation, which was implemented during 2003. Each of the directors evaluated the performance of the board as a whole and the performance of each of the committees, and the results of these evaluations were reported to the full Board. Additionally, each director completed a confidential individual evaluation of the other board members, and the results of those evaluations were consolidated by a facilitator and reported to each individual director.

Director Education

The Board received and discussed detailed analyses of final and proposed rulemaking under the Sarbanes-Oxley Act as well as the newly adopted New York Stock Exchange governance guidelines at its February, September and December 2003 meetings.

Nomination of Directors

The Governance and Nominating Committee approved the following director nomination criteria:

    As to new nominations, the candidate should contribute to a balance of members with diverse personal backgrounds and professional perspectives relevant to the businesses of the Company, and satisfy the following criteria:

      •
      Good character, judgment and business acumen, and a reputation for independence and integrity;

      •
      Absence of conflicts of interest; and

      •
      Willingness and ability to:

      •
      work effectively with other board members;

      •
      devote the required time;

      •
      serve over a period of years, if renominated;

      •
      represent the best interests of all shareholders; and

      •
      appraise management performance objectively.

    As to renomination, the candidate should have demonstrated in his or her service the attributes set forth in the criteria for new nominations, and have:

      •
      No conflicts of interest or other issues relevant to continued service raised by director questionnaire responses;

      •
      Demonstrated active, objective and constructive participation at meetings of the Board and committees; and

      •
      Demonstrated study and understanding of Board and Company issues.

The Governance and Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate consistent with the above nomination criteria. To have a candidate considered by the Governance and Nominating Committee, a shareholder must submit the recommendation in writing and must include the nominee's name and qualifications for Board membership, including the information set forth in the Company's By-laws. The shareholder recommendation and information described above must be sent to the secretary of the Company at its offices in Indianapolis, Indiana, and must be received by the secretary not less than one hundred and twenty days (120) nor more than one hundred and fifty days (150) prior to the anniversary date of the immediately preceding annual meeting. The By-laws contain additional information about nominations by shareholders and the deadlines for submitting a nomination. A shareholder who desires to recommend a nominee for election to the Board may contact the secretary of the Company for a copy of the relevant By-law provisions regarding the requirements for nominating director candidates.

Communications With the Board

Any interested party who desires to make any concerns known to the presiding independent director or to the non-management directors as a group, may do so in writing in care of the secretary of the Company, who will forward the communication to the presiding independent director without review by management, if so requested by the interested party.

DIRECTORS' COMPENSATION

Retainer, Committee and Meeting Fees

In 2003, non-employee directors were paid an annual retainer of $40,000. Non-employee directors who chair a committee and the presiding independent director were paid an additional annual retainer as follows:

  (i)
  The chair of the Audit Committee: $10,000;
  (ii)
  The chair of the Compensation and Incentive Committee: $7,500;
  (iii)
  The presiding independent director: $7,500; and
  (iv)
  All other committee chairpersons: $5,000.

In addition to the annual retainer, non-employee directors are paid as follows:

  (i)
  $1,000 per day for each Board meeting attended;
  (ii)
  $1,000 for each committee meeting attended;
  (iii)
  $1,000 per day for special assignments; and
  (iv)
  Reimbursement of expenses for travel, lodging and related expenses incurred while attending Board and committee meetings.

Mr. Bulriss, the only employee of the Company who serves as a director, received no additional compensation for serving on the Board or any Board committee.

Stock Option Grants

In 2003, each non-employee director received an option to acquire 3,000 shares of Common Stock at $21.62 per share, the closing price of the Company's Common Stock on the New York Stock Exchange on the day before the grant. Each option has a term of 10 years and is exercisable in three equal installments commencing one year from the date of grant.

Deferred and Long-Term Compensation

Each non-employee director may elect to defer all or a portion of his cash compensation and have such compensation credited to his account under the Deferred and Long-Term Compensation Plan. Amounts credited accrue interest at a rate equal to 90 percent of the prime interest rate of the JPMorgan Chase Bank. Payments generally may be made in a lump sum or in annual installments over 10 years beginning on the date on which the director retires or resigns from the Board. The entire undistributed deferred amounts (plus interest) will be distributed in a lump sum upon the participating director's death. Upon a change in control, each director will be entitled to a lump sum cash payment of all amounts credited to his deferred account.

In lieu of a retirement plan, each non-employee director received a grant of phantom stock units, as follows: Mr. Andrews—2,829; Mr. Crownover—2,652; Mr. Fulton—3,293; Mr. Hale—2,563; Mr. Lataif—2,747; Dr. Lechleiter—1,947; Mr. Nichols—2,630; and Mr. Proops—2,477.

Phantom stock units are not Common Stock. Each phantom stock unit represents the right to receive payment from the Company in cash in an amount equal to the market value of a share of Common Stock on the date of payment. Phantom stock units do not have voting rights. Such units become fully vested after five years of service. Phantom stock units are recorded in a long-term compensation account, and the account is credited with the equivalent cash value of dividends and other distributions payable to holders of Common Stock. Payment from such long-term account may be made in a lump sum or in annual installments over 10 years commencing on the later of the director's retirement or the day on which he attains age 70. Upon a change in control of the Company, each director will be paid the entire balance in his long-term account in a lump sum cash distribution.

Other Programs

The Company provides each non-employee director with a term life insurance policy of $50,000 and accidental death and dismemberment insurance of $200,000.

Stock Ownership Guidelines

The Company's Governance Guideline Statement provides that each director is expected to own the greater of 2,500 shares or shares valued at three times the director's annual retainer. The value of the shares is determined by the cost paid for the shares. It is expected that this level of ownership be achieved within five years following a director's election or appointment. In the case of an increase in the annual retainer, any additional shares are to be purchased within five years following the date of increase.

PROPOSAL ONE: ELECTION OF DIRECTORS

Upon recommendation of the Governance and Nominating Committee, the Board nominated the three directors named below for election. Each of the nominees is currently a director of the Company. Their biographies are as of February 1, 2004. None of the business organizations, other than Great Lakes Chemical Corporation, with which the named individuals are employed or associated is a parent, subsidiary or affiliate of the Company.

Unless otherwise instructed, the proxy holder will vote the proxy (or proxies) received for the three nominees named below for one-year terms to expire at the Annual Meeting in 2005 or until their successors are duly elected and qualified. The Board expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available to serve as a director at the time of the Annual Meeting, the persons named on the proxy will vote for another candidate nominated by the Board, or the Board may reduce the number of directors serving on the Board.

Election of directors for a one-year term expiring in 2005

James W. Crownover
Director since 2000

Mr. Crownover, 60, retired in 1998 as a director of the global management consulting firm of McKinsey & Company. During his 30-year career with McKinsey, Mr. Crownover served as managing director and head of its southwest practice, a member of its board of directors and head of its North American energy practice. He currently serves as a director of Unocal Corp., Weingarten Realty Investors and Allied Waste Industries, Inc. Mr. Crownover serves as a trustee of Rice University and St. John's School, and as a director of the Houston Grand Opera, the Houston Zoo and United Way of Texas Gulf Coast. He is also a member of the advisory council of the Stanford Graduate School of Business.

Louis E. Lataif
Director since 1995

Mr. Lataif, 65, is dean of the School of Management at Boston University, a position he assumed in 1991 after a distinguished 27-year career with Ford Motor Corporation. At Ford, Mr. Lataif held positions that included corporate vice president and general manager of Ford Division, corporate vice president of

North American Sales Operations and president of Ford of Europe. Mr. Lataif also serves on the boards of Sanyo Electric Co., Inc., Intier Automotive, Interaudi Bank (formerly Bank Audi, U.S.A.), Group 1 Automotive, Magna Entertainment Corporation and the Iacocca Foundation.

Mack G. Nichols
Director since 1998

Mr. Nichols, 65, retired in 1998 as president, chief operating officer and director of Mallinckrodt Inc., a diversified chemical and healthcare company. He has served as a director of OSCA, Inc., A. P. Green Industries, Inc., the National Association of Manufacturers and the Chemical Manufacturers Association (now known as the American Chemistry Council). Mr. Nichols currently serves as a board member for Habitat for Humanity of Eagle and Lake Counties, Colorado. Mr. Nichols has also served as chairman of the Metropolitan St. Louis YMCA, as a board member for the Saint Louis Art Museum and as a member of the Chancellor's Council for the University of Missouri-St. Louis.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF SUCH NOMINEES.

Directors continuing in office until 2005

Mark P. Bulriss
Director since 1998

Mr. Bulriss, 52, was named president and chief executive officer of the Company on April 1, 1998, and became chairman on May 4, 2000. Prior to joining Great Lakes Chemical Corporation, Mr. Bulriss served as president of AlliedSignal Polymers, a $2.1 billion business unit of AlliedSignal (now Honeywell International), which manufactures polymers and markets nylon, technical fibers, plastics, films and chemical intermediates. Before being named president of its polymers unit, Mr. Bulriss served as president of AlliedSignal's electronic materials business. His extensive career in chemicals and plastics also includes 16 years with GE Plastics, a division of the General Electric Corporation. Mr. Bulriss previously served as a director and chairman of the board of OSCA, Inc.

Thomas M. Fulton
Director since 1995

Mr. Fulton, 70, retired in 1998 as president and chief executive officer of Landauer, Inc., a provider of radiation monitoring services. Prior to joining Landauer in 1978, his career included various management positions at Union Carbide Corporation, BASF Corporation and ICN Pharmaceuticals, Inc. Mr. Fulton is a recently retired director of Landauer, Inc., and he was previously a director of Octel Corp. Mr. Fulton serves on the boards of the Advocate South Suburban Hospital and the Bethel Community Facility. He also serves as a life trustee on the board of the Chicago Theological Seminary.

John C. Lechleiter
Director since 1999

Dr. Lechleiter, 50, is executive vice president, pharmaceutical operations, at Indianapolis-based Eli Lilly and Company, which is principally engaged in the discovery, development, manufacture and sale of prescription pharmaceuticals. Since joining Eli Lilly in 1979, Dr. Lechleiter has held various positions of increasing responsibility including director, pharmaceutical product development in the United Kingdom; executive director, pharmaceutical product development for Lilly Research Laboratories; vice president, development and regulatory affairs; senior vice president, pharmaceutical products; and executive vice president, pharmaceutical products and corporate development. Dr. Lechleiter is a member of the American Chemical Society. He serves as chairman of the Board of Trustees of the Brebeuf Jesuit Preparatory School. Dr. Lechleiter also serves as a distinguished advisor of the Children's Museum of Indianapolis and as the chair of the Board of Corporate Advisors of the American Diabetes Association.

Directors continuing in office until 2006

Nigel D. T. Andrews
Director since 2000

Mr. Andrews, 56, is a venture partner of Internet Capital Group. Mr. Andrews was managing director of Internet Capital Group from 2000 to 2001. He served as executive vice president of GE Capital from 1993 to 2000, and prior to that, as vice president and general manager of GE Plastics-Americas. During Mr. Andrews's 13-year career with GE, he also served as vice president for corporate business development, reporting to the chairman. Before joining GE, Mr. Andrews was a partner at Booz-Allen & Hamilton. Mr. Andrews is a director of Old Mutual plc, a trustee of Victory Funds and a governor of the London Business School.

Martin M. Hale
Director since 1978

Mr. Hale, 63, served as nonexecutive chairman of the Board from 1995 until May 2000. From 2000 to 2002, he served as the executive vice president of Hellman, Jordan Management Co., Inc., a registered investment advisor specializing in asset management, a position he also held from 1983 until December 31, 1999. Prior to 1983, Mr. Hale was president and chief executive officer of Marsh & McClennan Asset Management Company. He currently serves as a director of Octel Corp. and previously served as a director of OSCA, Inc. Mr. Hale is a trustee of the Museum of Fine Arts, Boston.

Jay D. Proops
Director since 1996

Mr. Proops, 62, is the retired co-founder and former vice chairman of the Vigoro Corporation, a leading North American manufacturer and distributor of fertilizers and related products. During his career with Vigoro, Mr. Proops served as its vice chairman, president and chief financial officer and as a director. Prior to founding Vigoro, Mr. Proops held a number of senior management positions with Emerson Electric Corporation and Esmark, Inc. Mr. Proops currently serves as a director of AMCOL International Corp. He serves as a member of the board of trustees of the Allendale Association; as a director of the Lincoln Park Zoological Society; and as a trustee of Daniel Webster College and the Montana Land Reliance.

PROPOSAL TWO: SHAREHOLDER PROPOSAL RECOMMENDING THAT THE BOARD ARRANGE FOR THE PROMPT SALE OF THE COMPANY TO THE HIGHEST BIDDER

William Steiner, 112 Abbottsford Gate, Piermont, New York, 10968, beneficial owner of 3,125 shares of the Company's Common Stock, has given notice that he will introduce the following proposal and supporting statement for action at the Annual Meeting.

Resolved that the shareholders of Great Lakes Chemical Corp. urge the Great Lakes Chemical Corp. Board of Directors to arrange for the prompt sale of Great Lakes Chemical Corp. to the highest bidder.

The purpose of the Maximize Value Resolution is to give all Great Lakes Chemical Corp. shareholders the opportunity to send a message to the Great Lakes Chemical Corp. Board that they support the prompt sale of Great Lakes Chemical Corp. to the highest bidder. I believe that a strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Great Lakes Chemical Corp. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Great Lakes Chemical Corp. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

The prompt auction of Great Lakes Chemical Corp. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock or a combination of both.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

COMPANY'S RESPONSE TO SHAREHOLDER PROPOSAL

The Board recommends that you vote AGAINST this proposal.

The Board does not believe the proposed action is in the best interest of the Company or its shareholders. The Board agrees that its primary obligation is to maximize long-term shareholder value; however, the Board unanimously opposes the view that the way to maximize value is to put the Company up for sale in an auction process.

The Board continuously reviews the Company's business to determine how to maximize value for the shareholders. The Board evaluates the current portfolio of businesses, assesses business processes and passes judgment on the results achieved by management. The Board considers all available strategic and tactical options, including the conditions under which a sale of the Company should be considered.

The Board does not believe that adopting the present resolution would serve to maximize shareholder value. Growth in earnings and cash flow is the optimal basis for value creation, whether reflected in share price or in the price a future buyer might pay for some or all of the Company's business. As detailed in the Company's 2003 annual report on Form 10-K, management and the Board believe they are appropriately focused on two areas that are key to maximizing long-term value: (1) accelerating growth and productivity in each of the Company's businesses (i.e., reaping the benefits of the Company's restructuring efforts in a more vibrant economy), and (2) optimizing the Company's business portfolio (i.e., the expansion of the Company's consumer product offerings).

In contrast, initiating an auction process to sell the Company in response to this resolution would likely diminish shareholder value by unnecessarily and unjustifiably creating the atmosphere of a forced sale.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the Company's Common Stock beneficially owned by holders of more than 5 percent of its Common Stock; the executive officers of the Company listed in the Summary Compensation table (the "Named Executives"); the directors of the Company; and all directors and executive officers of the Company as a group.

TABLE 1—SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)(5)	Percent of Common Stock Outstanding
Brandes Investment Partners, L.P., et al (6) 11988 El Camino Real, Suite 500 San Diego, California 92130	7,626,113	14.5%
T. Rowe Price Associates, Inc., et al (7) 100 East Pratt Street Baltimore, Maryland 21202	7,511,942	14.3%
Heartland Advisors, Inc., et al (8) 789 North Water Street Milwaukee, Wisconsin 53202	2,847,800	5.4%
Mellon Financial Corporation, et al (9) One Mellon Financial Corporation Pittsburgh, Pennsylvania 15258	2,734,329	5.2%
Mark P. Bulriss (5)(10)	1,221,324	2.3%
Larry J. Bloom (5)(11)	119,813	*
John J. Gallagher III (5)(12)	61,284	*
Henri Steinmetz (5)	66,667	*
Richard T. Higgons (5)(13)	62,400	*
Nigel D. T. Andrews (5)	11,908	*
James W. Crownover (5)	11,733	*
Thomas M. Fulton (5)	11,933	*
Martin M. Hale (5)(14)	377,782	*
Louis E. Lataif (5)(15)	12,933	*
John C. Lechleiter (5)	13,983	*
Mack G. Nichols (5)	12,933	*
Jay D. Proops (5)(16)	52,933	*
Directors and Officers as a Group	2,389,918	4.5%

Note: * Less than 1%

(1)
Information concerning persons known to the Company to be beneficial owners of more than 5 percent of its Common Stock is based upon the most recently available reports filed with the Securities and Exchange Commission and furnished by such persons to the Company.

(2)
Information concerning ownership of Common Stock by directors of the Company, Named Executives, and directors and executive officers as a group is as of the Record Date.

(3)
Reported in this table are shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account.

(4)
Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting power and sole investment power.

(5)
Ownership includes shares that may be acquired within 60 days following March 8, 2004, through the exercise of vested stock options or the vesting of restricted stock units: Mr. Bulriss—1,165,000; Mr. Bloom—116,251; Mr. Gallagher—60,000; Mr. Steinmetz—66,667; Mr. Higgons—62,400; Mr. Andrews—8,333; Mr. Crownover—8,333; Mr. Fulton—10,333; Mr. Hale—10,333; Mr. Lataif—10,333; Dr. Lechleiter—10,333; Mr. Nichols—10,333; and Mr. Proops—10,333. The holders have no voting rights with respect to unexercised stock options.

(6)
The power to vote, direct the vote and dispose of these shares is shared by Brandes Investment Partners, LLC, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby. Brandes Investment Partners, LLC, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby disclaim any direct ownership, except for an amount that is substantially less than 1 percent of the number of shares registered. Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby may be deemed to control Brandes Investment Partners, L.P.

(7)
These securities are owned by various individual and institutional investors, including T. Rowe Price Equity Income Fund, Inc. (which owns 2,700,000 shares, representing 5.1 percent of the shares outstanding), for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is the beneficial owner of such securities.

(8)
The power to vote, direct the vote and dispose of these shares is shared by Heartland Advisors, Inc. and William J. Nasgovitz. Heartland Advisors, Inc. and William J. Nasgovitz each specifically disclaim beneficial ownership. William J. Nasgovitz may be deemed to control Heartland Advisors, Inc.

(9)
Mellon Financial Corporation has sole voting power with respect to 2,327,219 shares and shared voting power with respect to 60,200 shares and sole dispositive power with respect to 2,657,439 shares and shared dispositive with respect to 60,200 shares. These shares are deemed to be beneficially owned by Mellon Financial Corporation and one or more of the following direct or indirect subsidiaries of Mellon Financial Corporation: Mellon Trust of New England; National Association; Mellon Bank, N.A.; Boston Safe Advisors, Inc.; Mellon Capital Management Corporation; Mellon Equity Associates, LLP; The Dreyfus Corporation; The Boston Company Asset Management, LLC; and MBC Investments Corporation.

(10)
Ownership includes 1,335 shares held indirectly by Mr. Bulriss through the Company's 401(k) Plan, 6,689 shares held indirectly by Mr. Bulriss in the Company's Supplemental Savings Plan, and 300 shares owned by Mr. Bulriss' mother, for which he disclaims beneficial ownership.

(11)
Ownership includes 1,599 shares held indirectly by Mr. Bloom through the Company's 401(k) Plan.

(12)
Ownership includes 682 shares held indirectly by Mr. Gallagher through the Company's 401(k) Plan and 602 shares held indirectly by Mr. Gallagher in the Company's Supplemental Savings Plan.

(13)
Ownership includes 737 shares held indirectly by Mr. Higgons through the Company's 401(k) Plan and 332 shares held indirectly by Mr. Higgons in the Company's Supplemental Savings Plan.

(14)
Ownership includes 190,840 shares held by Mr. Hale as co-trustee of the Charles S. Hale Trust and 2,000 shares held by Mr. Martin Hale's spouse as trustee of the Hale Family Trust for the benefit of their children. Mr. Hale disclaims beneficial ownership of these 192,840 shares.

(15)
Ownership includes 600 shares held in the Louis E. Lataif Revocable Indenture of Trust.

(16)
Ownership includes 22,600 shares held by the Jay and Kay Proops Family Limited Partnership.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2003, regarding the Company's compensation plans under which equity securities of the Company are authorized:

TABLE 2—EQUITY COMPENSATION PLAN INFORMATION

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	4,136,543		$28.71	2,499,625
Equity compensation plans not approved by shareholders	700,000	(1)	$42.00	0
Total	4,836,543			2,499,625

(1)
Mr. Bulriss received nonqualified stock options to purchase 700,000 shares of Common Stock pursuant to his employment agreement, as an inducement to join the Company. These options became exercisable as follows: 200,000 shares on April 1, 1998, and 125,000 shares per year on April 1, 1999, 2000, 2001 and 2002. Shareholder approval of this plan was not required under rules of the New York Stock Exchange.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth certain information regarding compensation paid during 2003 to Mark P. Bulriss, the Company's chairman, president and chief executive officer, and each of the Company's four other most highly compensated executive officers serving at December 31, 2003 (the "Named Executives").

TABLE 3—SUMMARY COMPENSATION

		Annual Compensation				Long-Term Compensation Awards
Name/Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Award(s) (1)			Securities Underlying Options/SARs (#) (2)	All Other Compensation (3)

Mark P. Bulriss Chairman, President and Chief Executive Officer	2003 2002 2001	$856,808 823,154 810,077	$217,500 650,000 —	$70,678 59,369 55,987	(4) (4) (4)	$	— — —		175,000 160,000 100,000	$45,064 64,400 69,505
Larry J. Bloom Executive Vice President and President, Specialty Products	2003 2002 2001	335,250 301,154 295,000	138,690 184,000 —	— — —			— — —		45,000 45,000 25,000	6,000 21,400 21,000
John J. Gallagher III Senior Vice President and Chief Financial Officer	2003 2002 2001	324,000 301,154 171,827	105,183 174,500 —	— — 78,375	(5)		— — 515,250	(6)	40,000 40,000 20,000	14,865 24,200 4,154
Henri Steinmetz Executive Vice President, Polymer Stabilizers	2003 2002 2001	319,466 260,139 246,230	96,920 103,500 —	— — —			319,200	(7)	35,000 30,000 15,000	— — —
Richard T. Higgons Executive Vice President, Performance Chemicals and Business Development	2003 2002 2001	258,577 250,961 214,231	120,244 126,000 —	— — 40,383	(5)		— — 383,040	(8)	35,000 35,000 25,000	11,495 6,923 4,858

(1)
Includes awards of restricted shares of Common Stock and awards of restricted stock units. Restricted shares and restricted stock units are subject to forfeiture if employment is terminated prior to vesting of the award, except if termination of employment is due to death, disability or a change in control of the Company. Each restricted stock unit represents one share of the Company's Common Stock, and vesting entitles the holder to one share of Common Stock, subject to withholding and other taxes. Restricted stock units do not have the right to receive dividends and do not carry voting rights.

(2)
Options to acquire shares of Common Stock.

(3)
All Other Compensation includes employer matching contributions under the Company's 401(k) and Supplemental Savings Plans. The amount for each of the Named Executives for 2003 is as follows: Mr. Bulriss—$45,064; Mr. Bloom—$6,000; Mr. Gallagher—$14,865; Mr. Higgons—$11,495. Mr. Steinmetz is employed by the Company's subsidiary in Switzerland and does not participate in this program. The "split-dollar" life insurance coverage provided by the Company was terminated in 2003. The actuarially determined value of the premiums included in All Other Compensation in previous years is not included in 2003.

(4)
Other Annual Compensation includes personal use by Mr. Bulriss of the Company's plane in 2003 ($21,264), in 2002 ($31,229) and in 2001 ($34,153), and auto allowance in 2003 ($20,500).

(5)
Other Annual Compensation includes relocation expenses paid by the Company in 2001 ($54,135) on behalf of Mr. Gallagher and ($25,479) on behalf of Mr. Higgons.

(6)
Represents the fair market value of 15,000 restricted stock units awarded to Mr. Gallagher on May 21, 2001. The fair market value of the restricted stock units at the time of the award was $515,250. At December 31, 2003, the fair market value of the restricted stock units was $407,850, based on the per share closing price of the Common Stock on the New York Stock Exchange. Subject to Mr. Gallagher's continued employment with the Company, the units vest as follows: 3,000 units—May 21, 2004; 4,500 units—May 21, 2008; and 7,500 units—May 21, 2011.

(7)
Represents the fair market value of 10,000 restricted stock units awarded to Mr. Steinmetz on May 2, 2001. The fair market value of the restricted stock units at the time of the award was $319,200. At December 31, 2003, the fair market value of the restricted stock units was $271,900, based on the per share closing price of the Common Stock on the New York Stock Exchange. Subject to Mr. Steinmetz's continued employment with the Company, the units vest as follows: 2,000 units—May 2, 2004; 3,000 units—May 2, 2008; and 5,000 units—May 2, 2011.

(8)
Represents the fair market value of 12,000 restricted stock units awarded to Mr. Higgons on May 2, 2001. The fair market value of the restricted stock units at the time of the award was $383,040. At December 31, 2003, the fair market value of the restricted stock units was $326,280, based on the per share closing price of the Common Stock on the New York Stock Exchange. Subject to Mr. Higgons's continued employment with the Company, the units vest as follows: 2,400 units—May 2, 2004; 3,600 units—May 2, 2008; and 6,000 units—May 2, 2011.

Option Grants in 2003

The following table provides information related to options granted to the Named Executives during 2003:

TABLE 4—OPTION GRANTS IN 2003

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)

Name	Number of Securities Underlying Options Granted # (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (2)	Expiration Date	5%	10%

Mark P. Bulriss	175,000	16.9%	$21.62	02/11/13	$2,379,420	$6,029,924
Larry J. Bloom	45,000	4.3	21.62	02/11/13	611,851	1,550,552
John J. Gallagher III	40,000	3.9	21.62	02/11/13	543,868	1,378,268
Henri Steinmetz	35,000	3.4	21.62	02/11/13	475,884	1,205,985
Richard T. Higgons	35,000	3.4	21.62	02/11/13	475,884	1,205,985

(1)
These options were granted under the 1993 Employee Stock Compensation Plan, the 1998 Stock Compensation Plan and the 2002 Stock Option and Incentive Plan. Each option has a term of 10 years and is exercisable in three equal installments commencing one year from date of grant, with full vesting occurring on the third anniversary date of the grant or on the retirement of an employee over 62 years of age under certain circumstances.

(2)
The exercise price is the fair market value of the Company's Common Stock at the time of grant of the stock option.

(3)
These hypothetical values are based on assumed annual growth rates of 5 percent and 10 percent in the value of the Company's stock price over the entire 10-year life of these options. These assumed rates of growth are selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance. Based on the number of shares of Common Stock of the Company outstanding as of January 31, 2003, such an increase of 5 percent would produce a corresponding gain of approximately $0.7 billion for the Company's shareholders, and an increase of 10 percent would produce a corresponding gain of approximately $1.7 billion for the Company's shareholders. If the Company's stock price does not increase above the exercise price at the time of exercise, the realized value to the Named Executives from these options will be zero.

Option Exercises in 2003 and Value of Options at December 31, 2003

The following table provides information related to options exercised by the Named Executives during 2003 and the number and value of options held at year-end. The Company does not have any stock appreciation rights outstanding.

TABLE 5—AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION /SAR VALUES

			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
	Shares Acquired on Exercise (#)
		Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Mark P. Bulriss	—	—	1,019,999	315,001	$238,399	$1,451,551
Larry J. Bloom	—	—	80,321	83,334	77,850	406,350
John J. Gallagher III	—	—	26,666	73,334	69,198	361,202
Henri Steinmetz	—	—	38,000	60,000	51,900	298,750
Richard T. Higgons	—	—	31,666	63,334	60,547	316,053

(1)
Value based on closing price of the Company's Common Stock at December 31, 2003, minus the exercise price multiplied by the number of shares to which the option relates.

Long-Term Incentive Awards

The following table provides information related to long-term incentive awards granted to the Named Executives during 2003 under the Company's long-term incentive plan for senior executives. This plan was established to retain certain senior executives and to motivate them to maximize long-term shareholder value during the performance cycle from January 1, 2003 to December 31, 2005.

For participants who are business unit leaders, components of any award will be as follows: 25 percent determined by the Company's performance on earnings per share, 25 percent by the Company's performance on return on investment and 50 percent by his or her business unit's performance on return on investment. For all other participants, components of any award will be as follows: 50 percent determined by the Company's performance on earnings per share and 50 percent by the Company's performance on return on investment. The maximum award amount when paid in restricted shares is 1.65 times the individual's base salary and target bonus for 2005. If the individual elects to receive a cash alternative, the maximum award amount will be 1.5 times the individual's base salary and target bonus for 2005.

Awards will be paid under this long-term incentive plan only to the extent that the measures achieve at least a threshold. The thresholds, targets and maximums for earnings per share and return on investment are all significant "stretch" goals, requiring substantial performance by the Company, both on an absolute and relative year over year basis. Awards may be paid as to a component for which a threshold is achieved even if the thresholds of other components are not achieved. The threshold payouts are 25 percent of the maximum award amount for return on investment and 50 percent of the maximum award amount for earnings per share. If minimum performance for the measures is below the threshold level, then no payout will occur.

TABLE 6—LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans
(a)
	(b)	(c)	(d)	(e)	(f)
Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)

Mark P. Bulriss	*	1/1/03-12/31/05	978,750	1,740,000	2,610,000
Larry J. Bloom	*	1/1/03-12/31/05	359,297	638,750	958,125
John J. Gallagher III	*	1/1/03-12/31/05	352,688	627,000	940,500
Henri Steinmetz	*	1/1/03-12/31/05	308,500	548,445	822,667
Richard T. Higgons	*	1/1/03-12/31/05	244,125	434,000	651,000

(1)
The actual number of restricted shares that will be paid out at the end of the applicable period, if any, cannot be determined because the shares earned by the Named Executives will be based upon the Company's future performance relating to return on investment and earnings per share. The final number of restricted shares awarded will be calculated by dividing the award amount by the market value of a share of the Company's Common Stock on the pay-out date, with any fractional amount to be paid in cash, subject to applicable taxes and withholding.

Pension Plan

The Company has a noncontributory defined benefit pension plan ("Pension Plan") covering all eligible U.S. employees. The Company also has a nonqualified Supplemental Retirement Plan ("SERP") for certain employees, including the Named Executives. The SERP provides for substantially the same benefits, that except for the application of the limits of Sections 415 and 401(a)(17) of the Internal Revenue Code, would have been payable to the participants under the Pension Plan. Pension benefits are computed using the average of the highest compensation for five consecutive years under the Pension Plan and for three consecutive years under the SERP.

Under the terms of his employment agreement, Mr. Bulriss's pension benefits are computed by a formula different from the formula provided in the Pension Plan or the SERP and include a joint survivorship annuity. He would receive estimated annual benefits of $826,166 payable on normal retirement at age 65. The amount of benefits in excess of the amount he would otherwise receive under the Pension Plan is provided under an individual unfunded, nonqualified plan. As of December 31, 2003, credited years of service for Mr. Bulriss under his employment agreement were 11 years and 9 months.

TABLE 7—ESTIMATED ANNUAL BENEFITS

	Estimated Annual Benefits Years of Service

Average Annual Compensation
	15	20	25	30	35	40	45

$ 200,000	45,213	60,284	75,355	90,426	105,497	115,497	125,497
$ 300,000	69,963	93,284	116,605	139,926	163,247	178,247	193,247
$ 400,000	94,713	126,284	157,855	189,426	220,997	240,997	260,997
$ 500,000	119,463	159,284	199,105	238,926	278,747	303,747	328,747
$ 600,000	144,213	192,284	240,355	288,426	336,497	366,497	396,497
$ 700,000	168,963	225,284	281,605	337,926	394,247	429,247	464,247
$ 800,000	193,713	258,284	322,855	387,426	451,997	491,997	531,997
$ 900,000	218,463	291,284	364,105	436,926	509,747	554,747	599,747
$1,000,000	243,213	324,284	405,355	486,426	567,497	617,497	667,497
$2,000,000	490,713	654,284	817,855	981,426	1,144,997	1,244,997	1,344,997

Annual compensation covered by the Pension Plan is defined as gross pay, which is the same as the total salary and bonus compensation reported for Mr. Bloom, Mr. Gallagher and Mr. Higgons, as shown in the Summary Compensation Table. The estimated annual benefits shown in the above table are computed using an annual straight life annuity basis. Normal retirement is considered age 65. The benefits shown in the table are not subject to deduction for Social Security or other offset amounts.

Credited years of service under the plans as of December 31, 2003 were: Mr. Bloom, 35 years and 7 months; Mr. Gallagher, 2 years and 7 months; and Mr. Higgons, 2 years and 11 months.

Mr. Steinmetz is employed by the Company's subsidiary in Switzerland; therefore, he does not participate in the Pension Plan or the SERP. Retirement benefits for Mr. Steinmetz are provided under a mandatory government pension fund that is funded through employer and employee contributions. The compensation limits generally applicable under the terms and conditions of the fund are waived with respect to Mr. Steinmetz. Upon retirement he may elect to receive monthly payments or a lump sum payment based on the contributions plus interest earned.

Other Executive Compensation

The Company maintains the Great Lakes Savings Plan [the "401(k) Plan"], which is a defined contribution, 401(k) employee savings plan generally available to all U.S. full-time salaried, non-union hourly employees and certain union hourly employees. The 401(k) Plan is funded by contributions from participants and the Company. Additionally, during 2003, the Company maintained a supplemental savings plan for certain employees, including the Named Executives other than Mr. Steinmetz. This plan is nonqualified and restores the employee match that certain employees lose due to limitations under the Internal Revenue Code on eligible compensation under the 401(k) Plan. The supplemental savings plan was terminated as of December 31, 2003.

During 2003, the Company also maintained the Great Lakes Chemical Deferred Compensation Plan. This is an unfunded, nonqualified, deferred compensation plan under which eligible employees of the Company, including the Named Executives, may elect on a voluntary basis to defer a portion or all their annual cash compensation until retirement. Such deferred cash compensation will be distributed upon the employee's retirement or termination from the Company, upon death or disability or upon a change in control of the Company.

Effective December 31, 2003, both the supplemental savings plan and the above described deferred compensation plan were terminated. Effective January 1, 2004, both of these plans were replaced in their entirety by a nonqualified deferred compensation plan. The purpose of this plan is to provide specified benefits for a select group of management or highly compensated employees of the Company and its participating subsidiaries who contribute materially to the continued growth, development and future business success of the Company, including the Named Executives, other than Mr. Steinmetz. Eligible employees may elect on a voluntary basis to defer a portion of their annual cash compensation and restricted stock awards. Such deferred compensation and any net earnings will be distributed upon the employee's retirement or termination from the Company, upon death or disability or upon a change in control of the Company.

For part of 2003, a split-dollar life insurance arrangement provided key executives, including the Named Executives, other than Mr. Steinmetz, who elected to participate with additional life insurance at a minimal cost to the executive and with complete cost recovery to the Company. All split-dollar insurance arrangements were terminated by the end of 2003.

Effective April 1, 2003, the Company adopted a death benefit only plan to provide additional welfare benefits, similar to term life insurance, to a select group of key executives, including the Named Executives, other than Mr. Steinmetz. The plan provides death benefits to the key executive's named beneficiary based on the date of such executive's death and employment status (active or retired) with the Company.

The Company maintains a Supplemental Executive Long-Term Disability Benefit Plan for certain employees, including the Named Executives, in order to supplement the benefits available under the Long-Term Disability Plan available to U.S. employees. Benefits are determined as a percentage of basic monthly earnings. This plan provides the participants with disability benefits that would otherwise be available except for annual compensation limits under the Internal Revenue Code.

Employment Agreements and Change In Control and Severance Arrangements

The Company entered into an employment agreement with Mr. Bulriss in April 1998 to serve as president and chief executive officer for an initial term of five years, subject to automatic extension. The agreement provides for a base salary of at least $650,000 per year, a signing bonus of $850,000, an initial grant of 50,000 shares of Common Stock and a nonqualified stock option to purchase 700,000 shares of Common Stock. Since 1998, Mr. Bulriss has participated in the Company's regular incentive compensation programs with a target bonus of at least 75 percent of salary. The agreement also provides for, among other things, certain retirement benefits including immediate vesting and an additional six years of benefit service; salary continuation and bonus eligibility during disability; and full vesting of the options and restricted shares upon death or disability. If Mr. Bulriss's employment is terminated by the Company without cause or by him with "good reason" as such terms are defined in the agreement, Mr. Bulriss will receive severance payments equal to three times his base salary and bonus, and his options and restricted shares will become vested. If Mr. Bulriss's termination is due to a change in control, in addition to such severance payments, he will be reimbursed for certain excise taxes. The agreement prohibits Mr. Bulriss from competing with the Company for one year after termination of his employment.

The Company entered into change in control agreements with the current Named Executives, except Mr. Bulriss, and with certain other executives of the Company. The material terms and conditions of the change in control agreements provide that if, following a change in control of the Company (as defined in the agreements), the Company or a successor terminates the employment of any covered executive other than for cause, or any such executive terminates his or her employment with the Company for good reason, then such executive will, with certain limitations, receive a payment equal to three times the sum of: (i) his or her annual salary at time of termination or change in control, whichever is greater; and (ii) the greater of (a) the executive's target annual bonus, or (b) the average of the annual bonuses paid or payable for the three preceding calendar years. In addition, all stock options issued to such executive will become vested and immediately exercisable and the executive can receive the cash value of any or all such options whose current value (as determined by the market price of the Company's Common Stock) exceeds the exercise price thereof. In addition, all restrictions on other awards will immediately lapse.

An additional payment may also be made by the Company to the executive to compensate the executive for any excise taxes imposed on certain severance payments under the agreement. The Company will also continue the participation of such executive in the Company's or a successor's life, disability, health and other benefit plans (or provide equivalent benefits) for a maximum period of three years after termination. These change in control agreements automatically renew on an annual basis, unless the Company notifies the Named Executive otherwise within the time specified in the agreement.

The Company has a severance plan for the Named Executives, except Mr. Bulriss, and certain other executives. The severance plan provides that in the event of a covered termination of employment (including among other things, termination of employment other than for cause, as defined in the severance plan), the executive will receive (i) payments equal to the executive's then annual salary ("Severance Payments") and (ii) reimbursement of certain medical and dental benefit premiums ("Benefits") for a period of up to 12 months. The executive will also receive one additional week of Severance Payments and Benefits for each year of service. The severance plan also provides for certain outplacement services. If payment becomes due under any eligible executive's change-in-control agreement, the Severance Payments will not apply.

COMPENSATION AND INCENTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Incentive Committee ("Committee") is responsible for establishing and maintaining an executive compensation program that is designed to attract, motivate and retain performance-oriented key executives who are committed to the long-term success of the Company and to the enhancement of shareholder value.

The objectives of the Committee's executive compensation program are to:

  •
  Attract and retain qualified executives by providing competitive compensation and incentives;

  •
  Align the financial interests of the Company's executives with those of its shareholders; and

  •
  Provide incentives for achieving the Company's short-term and long-term operational, financial and strategic goals.

The Committee reviews the executive compensation program each year to ensure both external and internal equity. External compensation surveys comprised of comparable industrial companies, specifically, many of the companies represented in the S&P Chemicals Index, as well as broader market data are used as references. Comparisons to internal benchmark positions also are reviewed to ensure appropriate relative internal compensation levels. The Committee is supported in these reviews by Clark Consulting, experts in executive compensation practices. Clark has been retained by the Committee for this purpose.

The Committee approves all executive compensation programs including performance objectives, plan guidelines and award levels. It also reviews corporate and individual officer performance and reviews and grants awards under all executive compensation plans.

Compensation Components

The Company's executive compensation program is designed to provide a strong link between executive compensation and enhancement of shareholder value. The Committee believes the interests of the shareholders will be best served if the Company's compensation program consists of a combination of cash-based components and equity ownership. A significant portion of executive compensation is contingent upon corporate financial, operational and strategic performance, as well as individual performance. Individual performance is measured by a comparison of achievement versus predetermined objectives. The total compensation program consists of three components: base salary, which reflects the executive's level of responsibility, accountabilities, and individual contribution to results. Incentive compensation awards in the form of cash bonuses, which reflect corporate, business unit and individual performance; and long-term incentive compensation in the form of cash or stock awards, create value for the executive if earnings, return on investment ratios and the price of the Company's stock appreciate over time. The latter two components provide at-risk compensation that is linked directly to financial results and enhancement of shareholder value. The Committee considers all elements of compensation when determining an individual's total compensation, and with the assistance of retained executive compensation experts surveys the executive compensation practices of comparable companies that are likely competitors for executive talent.

Base Salary

Each year the Committee reviews the base salary of the chief executive officer and, in conjunction with the chief executive officer, the base salaries of other corporate officers. The Committee approves the compensation of all executive officers, except the chief executive officer, whose compensation is recommended to the independent directors of the Board for final approval. The key criteria in the base salary determination for each executive are the level and scope of responsibility; accountabilities; competitive market factors; and individual and business unit performance. The Committee's objective is to maintain total compensation at a competitive level. This has resulted in short-term compensation (base salary) being at or very close to the median of comparable base salary market data.

Bonus

An Incentive Compensation Plan ("ICP") provides incentive compensation in the form of cash bonuses to executive officers, managers and other selected key employees. Participants are eligible to receive annual incentive awards equivalent to approximately 7.5 percent to 100 percent of base salary based upon each employee's level of responsibility. The level of participation is compared to market data to ensure competitive calibration and consistency with the Committee's total compensation objective.

Under the ICP, the Committee approves the financial goals for the Company as a whole and for each of the Company's major operating subsidiaries and business units, as well as the percentage achievement of individual performance objectives. Participants' awards are tied to the attainment of Company and/or business unit goals and individual performance. When pre-established objectives are not achieved, annual awards may be reduced or eliminated. In 2003, the performance criteria selected by the Committee focused participants on organic growth, operating income and free cash flow, as well as environmental, health and safety objectives. Accordingly, bonus payments for 2003 were made based upon the achievement of these criteria.

Long-Term Incentive Compensation

Long-term incentive compensation is comprised of annual grants of stock options, and periodic grants of restricted stock, restricted stock units and cash awards. These awards are designed to encourage key employees to remain with the Company by providing them with a long-term interest in the Company's overall performance and to motivate them to maximize long-term shareholder value.

During 2003, the Committee established a Long Term Incentive Plan ("LTIP") for select senior executives. The LTIP is intended to encourage the named officers, who are key employees, to remain with the Company through the pay-out date in early 2006, and to motivate them to maximize long-term shareholder value as measured by return on investment (ROI) and earnings per share (EPS) during this strategic performance period. As set forth in the Plan, named officers may earn awards if the performance conditions of the LTIP are met, and if the named officers have been in the continuous service of the Company from May 1, 2003, through the pay-out date. The LTIP may be applicable to new or additional officers of the Company only by the express action of the Committee or the Board on such terms that either may designate.

The Company's stock option grant guidelines were designed, and have been revised periodically, with the assistance of external compensation consultants. Stock options are generally granted annually, cannot be exercised for at least one year from the date of grant and vest over three years. Options expire 10 years from the grant date. Stock option awards are based on individual performance and the potential impact that the Committee feels a particular participant can have in the future. Additional option grants may be made to reflect increased responsibility or to reward outstanding performance.

Restricted stock and restricted stock unit awards may also be granted in conjunction with the hiring of new executives, executive retention or for exemplary performance.

The Committee believes that linking a significant portion of an executive's current and potential future compensation to the Company's success, as reflected in its stock price, gives the executive a stake similar to that of the Company's shareholders and results in better long-term management of the Company for the benefit of its shareholders.

Chief Executive Compensation

Following a detailed review of the CEO's performance that included a review of the key financial, operational and strategic achievements versus pre-established objectives, the Committee recommended and the independent directors of the Board approved a base salary of $870,000 for the CEO. In addition, at Mr. Bulriss's request, the Committee recommended and the Board approved that the CEO's base salary be frozen at this level until at least February 2005. Consistent with the Committee's objective of competitive total compensation, the Committee considered the level and scope of responsibilities, his achievements, as well as comparable market data and awarded Mr. Bulriss a bonus for 2003 of $217,500, or 25 percent of his target bonus. Fifty percent of this award was based on the performance of the Company versus pre-established financial targets. The remaining 50 percent was based on achievements versus pre-established strategic growth and operational objectives.

Mr. Bulriss was granted 175,000 option shares at fair market value of the Company's Common Stock on the date of grant. This grant is consistent with the Committee's philosophy that the estimated value of the award in combination with base salary and annual bonus will be competitive with total annual and long-term compensation provided by companies that are potential competitors for executive talent.

Additionally, the Committee recommended and the Board approved the CEO as a participant in the Long Term Incentive Plan (LTIP) consistent with the terms of this plan as outlined above. Based upon market data for comparable executive positions, as well as internal equity considerations, the Committee recommended and the Board approved increasing the CEO's target annual incentive award eligibility to 100 percent of base salary from 75 percent.

Position on Deductibility of Compensation

The Omnibus Budget Reconciliation Act of 1993 limits the deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and the other Named Executives during any fiscal year, unless such compensation meets certain criteria.

The Committee seeks to qualify officer compensation for deductibility where feasible, but retains the discretion to pay nondeductible amounts. The Committee believes that such flexibility is an important feature of the Company's compensation programs and one that best serves the interests of the Company and its shareholders by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant.

Summary

With a significant portion of the Company's executive compensation linked directly to corporate and individual performance as well as price appreciation of the Company's stock over the long term, the Committee believes that the overall compensation practices adopted for the Company will help to ensure the alignment of the interests of the Company's executives and shareholders and encourage executives to support the long-term success of the Company.

This report is submitted by the members of the Compensation and Incentive Committee.

Compensation and Incentive Committee
Nigel D. T. Andrews, Chairman James W. Crownover Thomas M. Fulton John C. Lechleiter

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total return to shareholders on the Common Stock of the Company for the five-year period ending December 31, 2003, to the cumulative total return during the same period on the S&P 500 Composite as well as a custom composite index comprised of six specialty chemical companies that compete in the same markets as the Company and have a similar market capitalization (the "Peer Group"). The Peer Group consists of Albemarle Corporation, Arch Chemicals, Inc., Crompton Corporation, Cytec Industries Inc., Ferro Corporation and Hercules, Incorporated.

TABLE 8—COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

Company Name/Index	1998	1999	2000	2001	2002	2003
GREAT LAKES	100	96.25	94.65	62.55	62.34	72.16
S&P 500 INDEX	100	121.04	110.02	96.95	75.52	97.18
PEER GROUP	100	91.52	89.49	72.15	67.74	85.60

The annual changes for the five-year period shown in the graph are based on the assumption that $100 had been invested in the Company's stock and each index on December 31, 1998 (as required by SEC rules), and that all quarterly dividends were reinvested. The total cumulative dollar returns shown on the graph represents the value that such investments would have had on December 31, 2003.

Past results are not necessarily indicative of future performance, and this chart does not reflect the Company's forecast for future share price performance.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, accounting and financial reporting practices and internal controls. The Audit Committee manages the relationship with the Company's independent auditors, who report directly to the Audit Committee. During 2003, the Audit Committee was composed of four independent directors: Louis E. Lataif, Chairman; Martin M. Hale; John C. Lechleiter; and Jay D. Proops. The Audit Committee operates under a charter approved by the Board in December 2002, which is attached to this proxy statement as Appendix C.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's Annual Report on Form 10-K with management, and the Committee discussed with management the Company's accounting principles and practices and the reasonableness of significant judgments.

The Committee also reviewed and discussed with the independent auditors, the auditors' judgments as to the quality and acceptability of the Company's accounting principles and such other matters as are required to be discussed in accordance with Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, and SEC regulations. In addition, the Committee received from the independent auditors a written disclosure regarding their independence from management and the Company, as required by the Public Company Accounting Oversight Board. Further, the Audit Committee discussed with the independent auditors the firm's independence and reviewed and discussed with the independent auditors all relationships the auditors have with the Company to satisfy itself regarding the auditors' independence.

The Committee approved the appointment of Ernst & Young LLP as the Company's independent auditors for 2003. The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. During 2003, the Audit Committee held eight meetings.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

This report is submitted by the members of the Audit Committee.

Audit Committee
Louis E. Lataif, Chairman Martin M. Hale John C. Lechleiter Jay D. Proops

INDEPENDENT AUDITOR FEES AND INFORMATION

The Audit Committee approved the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2003. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and the representatives will be available to respond to questions.

Fees paid to Ernst & Young LLP, the Company's independent auditors, for professional services in each of the last two fiscal years, in each of the following categories (in millions) are:

	2003	2002

Audit Fees(1)	$1.6	$1.2
Audit-Related Fees(2)	0.3	0.2
Tax Fees(3)	0.6	1.1
All Other Fees(4)	—	0.2

Total	$2.5	$2.7

(1)
Audit fees consist of fees for services in connection with the annual audit, the reviews of the Company's quarterly reports on Form 10Q and statutory audits required internationally.

(2)
Audit-related fees consist of fees for services in connection with audits and due diligence services rendered in connection with acquisitions, business dispositions, accounting consultations and audits of employee benefit plans.

(3)
Tax fees included fees for tax compliance and tax return preparation of $0.4 and $0.5 for 2003 and 2002, respectively, and fees for tax advice and planning of $0.2 and $0.6 for 2003 and 2002, respectively.

(4)
All other fees in 2002 principally included employee benefit advice and permissible internal audit assistance.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The Audit Committee has delegated to the chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company's independent auditors and associated fees up to a maximum for any one audit-related or non-audit service of $100,000, provided that the chair reports any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regularly scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's capital stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any securities of the Company.

Based solely on a review of the copies of such reports furnished to the Company and written representation that no other reports were required, the Company believes that all Section 16(a) reporting requirements were met, with the following exceptions. Due to an administrative error in connection with the Company's supplemental savings plan, the following executive officers did not report on Form 4 the number of shares described for each, which were received as matching grants in the supplemental savings plan: John B. Blatz—543; Angelo C. Brisimitzakis—237; Mark P. Bulriss—4,041; John J. Gallagher III—602; Richard T. Higgons—332; Richard J. Kinsley—240; Jeffrey M. Lipshaw—303; and Zoe F. Schumaker—762. Such matching grants of shares were subsequently reported on Form 5 for each executive officer. The Company's supplemental savings plan was terminated as of December 31, 2003.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

The Company anticipates holding its 2005 Annual Meeting of Shareholders on Thursday, May 5, 2005.

Notice of any matter intended to be presented by a shareholder for action at the 2005 Annual Meeting of Shareholders must be addressed to the secretary of the Company at its offices in Indianapolis, Indiana, and must comply with the advance notice procedures and information requirements set forth in the By-Laws of the Company. Notice of any such matter must be received not later than January 6, 2005, nor before December 7, 2004.

However, in order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2005 Annual Meeting, under the regulations of the Securities and Exchange Commission, shareholder proposals must be received no later than December 1, 2004, by the secretary of the Company at its offices in Indianapolis, Indiana.

OTHER MATTERS

As of the date of this proxy statement, management is not aware of any matters to be presented at the Annual Meeting other than the matters specifically stated in the Notice of Meeting and discussed in the proxy statement. If any other matter or matters are properly brought before the meeting, the persons named on the enclosed proxy card have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

The Company has no formal policy regarding directors' attendance at annual meetings; however, it is anticipated that all directors will attend the annual meeting. All of the Company's directors attended the 2003 annual meeting.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers or other persons holding stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners will be borne by the Company. Morrow & Co., Inc. has been engaged to assist in the solicitation of proxies. The Company will pay that firm $5,500 for its services and reimburse its out-of-pocket expenses. Officers and employees of the Company may also solicit proxies by mail, telephone, facsimile or personal calls, without additional compensation.

By Order of the Board of Directors,
JEFFREY M. LIPSHAW Secretary
March 31, 2004

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

APPENDIX A

GREAT LAKES CHEMICAL CORPORATION

GOVERNANCE GUIDELINE STATEMENT

The Board of Directors (the "Board") of Great Lakes Chemical Corporation (the "Company") has adopted the following guidelines to: (a) assure the Board's effectiveness and independence in evaluating corporate and management performance; and, (b) advise shareholders of the means and processes by which the Board conducts its business. The Board believes its fundamental obligation is to act on behalf of the shareholders in maximizing the long-term value of the Company.

1.     Independence.    A majority of the Board will consist of independent directors. To be an "independent director" means:

  a.
  the Board has affirmatively determined that the director has no material relationship with the Company, either directly or as a partner, significant shareholder or officer of an organization that has a relationship with the Company;

  b.
  the director does not have a personal services contract with, and has not been otherwise employed by the Company within the past five years or in an executive capacity at any time;

  c.
  the director is not, and in the past five years has not been, affiliated with or employed by a present or former auditor of the Company or its affiliates;

  d.
  the director is not, and in the past five years has not been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director;

  e.
  the director is not, and in the past five years has not been, affiliated as an employee with a tax-exempt entity that receives significant contributions from the Company; and,

  f.
  the director does not have an immediate family member that would fall into categories (a) through (e); provided that employment of a family member of a director in a non-officer position does not preclude the Board from determining that such director is independent.

In addition, as to members of the Audit Committee, directors' fees are the only compensation they may receive from the Company, and a director who otherwise is "independent" under this definition, but who also holds 20% or more of the Company's stock (or who is a general partner, controlling shareholder or officer of any such holder) cannot chair, or be a voting member of, the Audit Committee.

2.     Nomination and Tenure.    As set forth in its charter, the Governance and Nominating Committee, which consists entirely of independent directors, will act as the nominating committee. It will, in consultation with the Chief Executive Officer, review each director's continuation on the Board annually before making its recommendation regarding director nominations.

3.     Board Leadership.    The Board believes that, in ordinary circumstances, the positions of Chairman and CEO should be combined. The independent directors will designate and publicly disclose a presiding independent director who will chair executive sessions held without the CEO. This "presiding independent directorship" will rotate annually on a basis to be determined by the independent directors. Any interested party wishing to make concerns known to the presiding independent director or to the non-management directors as a group may do so in writing in care of the Secretary of the Company. The Secretary will cause the writings to be forwarded to the directors with or without review by management, as directed by the interested party.

4.     Service on Other Boards.    The Board believes that directors of the Company should serve on no more than five boards of unaffiliated publicly traded companies, as long as service on those boards does not impact the director's independence under these guidelines.

5.     Board Processes.    The following are the fundamental processes of the Board:

  a.
  Generally, Board members should receive materials to be acted on in advance of the meetings.

  b.
  The Chairman establishes the agenda for Board meetings, although other Board members are free to suggest items and to raise at the meeting any item not included on the agenda.

  c.
  The schedule and length of Board meetings will allow sufficient time for in-depth discussion and analysis. The format of the meetings will allow directors to interact directly with members of the Company's management.

  d.
  The Chief Financial Officer, General Counsel and Secretary will generally be present during Board meetings, unless there is a specific reason for one or more to be absent, such as executive session.

  e.
  The independent members of the Board will meet without the CEO to review his performance. The independent members of the Board will meet in executive session separately with and without the CEO at every regularly scheduled Board meeting.

  f.
  There will be four regularly scheduled Board meetings during the year. Generally, the September meeting each year will focus on the Company's strategic plan, the December meeting will focus on the next year's annual operating plan, and the February meeting will focus on management performance (including the CEO) and succession plans. The Governance and Nominating Committee will report its recommendations for director nominations to the full Board at the February meeting.

  g.
  Board members have complete access to management and the Company's outside counsel and auditors. It is assumed Board members will use judgment to be sure that such contact is not distracting to the business operation of the Company, and that the Chairman will be appropriately advised of any such contact. The Board may retain and have access to outside counsel or advisors of its choice with respect to any issue relating to its activities.

6.     Retirement or Job Change.    Directors will not be nominated or renominated after their 72nd birthday. Directors who retire from or otherwise change their principal positions held when they were initially elected to the Board are expected to offer their resignations, but will not necessarily be required to leave the Board.

7.     Stock Ownership and Compensation.    Each director is expected to own the greater of 2,500 shares or shares valued at three times the annual retainer. The value of the shares will be determined by the cost paid for the shares. Such shares shall be acquired within five years following the date of a director's election or appointment; provided, that any incremental shares required to be purchased on account of an increase in the annual retainer shall be acquired within five years following the date of approval of such increase.

8.     Committees.    The Chairman will propose, and the Board will, pursuant to the By-Laws, appoint all committees. The Governance, Audit and Compensation Committees will consist entirely of independent directors.

9.     Board Self-Evaluation.    The Board will conduct a self-evaluation at least annually to determine whether it, its members, and its committees are functioning effectively.

10.   Director Orientation and Continuing Education.    The Board will maintain a director orientation for new and continuing directors, and the Company will sponsor individual Board members' continuing director education.

11.   Management Succession.    The Board's policies on selection and performance review of the CEO and succession in the event of an emergency or the retirement of the CEO are set forth in the published Compensation Committee charter.

12.   Review and Update.    These guidelines will be reviewed and updated periodically.

ADOPTED by the Board of Directors on December 5, 2002; and AMENDED by the Board of Directors on December 4, 2003
/s/ KAREN WITTE DUROS Karen Witte Duros, Assistant Secretary

APPENDIX B

Excerpt from Great Lakes Chemical Corporation's Code of Business Conduct dated January 1, 2003, from the chapter "We Will Treat the Company and Each Other the Right Way," pages 10 - 12.

We Will Report with Integrity

Our chief executive officer, chief financial officer, controller, and other senior financial officers will promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. They will also promote full, fair, accurate, timely, and understandable disclosure in the quarterly and annual reports we are required to file with the United States Securities and Exchange Commission ("SEC"), and will seek to comply with all other applicable governmental rules and regulations. To accomplish this, all of us will abide by the following:

  •
  Our financial, accounting, and other reports and records will accurately and fairly reflect the transactions of the Company in reasonable detail, and in accordance with approved accounting practices and procedures and applicable government regulations.

  •
  We will keep accurate accounting records and reports of all financial transactions.

  •
  We will support all transactions with accurate documentation, recorded in the proper account and the proper accounting time period.

  •
  The Company's transactions will be executed only in a manner consistent with the Company's policies and specific management authorizations and directives.

  •
  We will not do anything that is meant to deceive our Board of Directors, senior management, internal auditors, or our outside independent auditors. We will not create or participate in the creation of any documents, books, or records (or make any statements) that are inaccurate or intended to mislead anyone (including the Company's staff of internal auditors or independent auditors) as to the true nature of any particular transaction or payment.

  •
  We will accurately and truthfully report required information concerning the Company's import/export activity to customs officials or to any agent the Company may have hired to facilitate such activities.

  •
  We will not intermingle our personal and professional financial interests so as to create an actual or apparent conflict of interest. We recognize that any change or waiver of this rule as it applies to the senior financial officers of the Company creates a federal securities disclosure requirement, and we will immediately report any such change or waiver to the general counsel or to the Audit Committee of the Board of Directors.

  •
  We understand that the chief executive officer and the chief financial officer are required by United States federal law to certify on a quarterly and annual basis, among other things, as to the material accuracy of financial reports, the effectiveness of disclosure control procedures, and the Company's full compliance with all securities disclosure requirements. We understand that false or inaccurate certifications could result in civil or criminal penalties. Accordingly, we recognize that others are relying on our accurate reporting, and we will make sure that all financial accounting and reporting or other record-keeping for which we are responsible is as accurate as possible.

B-1

APPENDIX C

GREAT LAKES CHEMICAL CORPORATION

AUDIT COMMITTEE CHARTER

ORGANIZATION

There shall be an Audit Committee (the "Committee") of the Board of Directors (the "Board") of Great Lakes Chemical Corporation (the "Company"). The Committee will be composed of at least three directors. All members of the Committee shall be independent directors. All members of the Committee shall have (or obtain within a reasonable time frame) working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be a financial expert. Committee members shall continue to act until their successors are appointed by the Board and shall be subject to removal at any time by a majority of the whole Board.

ROLE OF THE AUDIT COMMITTEE

The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditors and the independent auditors shall report directly to the Committee. The Committee shall provide assistance to the Board in fulfilling its oversight responsibilities relating to: (i) accounting and reporting practices of the Company and compliance with legal and regulatory requirements regarding such accounting and reporting practices; (ii) the quality and integrity of the financial statements of the Company; (iii) internal control and compliance programs; (iv) the independent auditors' qualifications and independence; and (v) the performance of the independent auditors and the Company's internal audit function. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between directors, independent auditors, internal auditors, and management of the Company. The Committee shall be responsible for reporting to the shareholders in the Company's annual proxy statement as required by applicable law and regulations.

DUTIES AND RESPONSIBILITIES

In carrying out its duties and responsibilities, the Committee may develop policies and procedures, reacting as appropriate to changing conditions, which are intended to help assure the directors and shareholders that the accounting and reporting practices of the Company are in accordance with applicable requirements and are of high quality. The Committee's duties and responsibilities shall include but are not limited to the following:

A.    Audit Process

  1.
  Review and approve the annual appointment of the independent auditors (who are ultimately accountable to the Committee and the Board) to audit the Company's financial statements; review and pre-approve the audit services to be performed by the independent auditors, including the audit scope and plan; review and pre-approve the fee arrangements of the independent auditors; and evaluate and, if appropriate, review and approve their termination and replacement.

  2.
  Pre-approve all non-audit services to be performed by the independent auditors.

  3.
  Obtain annually from the independent auditors a statement describing all relationships (or services provided) the auditors have with the Company in order to evaluate the auditors' objectivity and independence.

  4.
  Obtain annually from the independent auditors a formal written statement (consistent with Independence Standards Board Standard No. 1) that, in their professional judgment, they are independent of the Company.

  5.
  Obtain and review annually a report from the independent auditors with respect to the audit firm's internal quality control procedures, any material issues raised by the most recent internal quality control review or peer review of the firm or by any inquiry or investigation by governmental or professional authorities.

  6.
  Review with the independent auditors any audit problems or difficulties and management's response, any restrictions on the scope of the independent auditors' activities, or on access to information, and any significant disagreements with management.

  7.
  Review and discuss annually with the director of internal audit risk assessment and risk management policies and the resulting Internal Audit plan. Review internal audit coverage, including coverage provided for the more significant audit risk areas and related staffing levels.

  8.
  Review the coordination of audit efforts between the independent auditors and internal audit to ensure completeness of coverage, reduction of redundant effort and the effective use of audit resources.

B.    Financial Reporting

  1.
  Review and discuss with management and the independent auditors the financial statements to be included in the Company's annual report on Form 10-K and the quarterly financial statements to be included in the quarterly reports on Form 10-Q, including the Company's disclosures under the Securities and Exchange Act, including those disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The review of these financial statements will include the judgments of management and the independent auditors about the quality, not just the acceptability, of accounting principles; the reasonableness of significant judgments; and the clarity of the disclosures in the financial statements. Also, the Committee will discuss the results of the annual audit and quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States.

  2.
  Develop with management general guidelines—not specific content—for earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, and monitor, review and discuss with management and the independent auditors compliance with such guidelines.

  3.
  Review the independent auditors' summary of significant accounting, auditing and internal control issues identified during the audit along with management's corrective action plans and other matters related to the conduct of the audit which are required to be communicated to the Committee under auditing standards generally accepted in the United States.

  4.
  Review with management and the independent auditors' significant accounting policy changes or applicable new accounting or reporting standards adopted by management.

  5.
  As required by the Securities and Exchange Commission, obtain periodic reports from the independent auditors relating to critical accounting policies and practices to be used; alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and management, such as any management letter or schedule of audit differences.

C.    Internal Controls

  1.
  Review with management, the director of internal audit and the independent auditors the adequacy of the Company's internal controls.

  2.
  Review periodic reports from the director of internal audit summarizing the results of completed audits/reviews including significant findings and the resolution or status of previously reported significant control issues, along with management's responses thereto.

  3.
  Review with management, the director of internal audit, and the independent auditors' significant risks or exposures.

D.    Complaints

  1.
  Establish procedures consistent with SEC regulations for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and monitor the resolution of such complaints.

  2.
  Establish procedures consistent with SEC regulations for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters and monitor compliance with such procedures.

E.    Code of Business Conduct Compliance

  1.
  Review periodically with management, the general counsel and the director of internal audit, the Company's program for monitoring compliance with the Code of Business Conduct and the results of management's investigation and follow-up (including disciplinary actions) regarding any fraudulent acts or accounting irregularities.

F.     General

  1.
  Establish hiring policies for employees or former employees of the independent auditors.

  2.
  Conduct annual evaluations of the Committee's performance and report the results of such evaluations to the Board.

  3.
  Perform such other duties and responsibilities as may be assigned from time to time by the Board.

CONSULTANTS

In its discretion from time to time the Committee may obtain advice and assistance from outside legal, accounting or other advisors or consultants.

MEETINGS AND REPORTS

The Committee shall meet at least four (4) times annually and at such other times as determined by the chair of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. At least annually the Committee shall meet separately and privately with the independent auditors, with management, and with the director of internal audit, in separate executive sessions to discuss any matters that they or the Committee desire to address. The Committee may from time to time delegate any of its duties and responsibilities, including the authority to grant pre-approvals of audit and non-audit services by the independent auditors, to a subcommittee made up of one or more Committee members. Actions and decisions of any subcommittee shall be reported to the Committee. The Committee will keep regular minutes of its meetings. The Committee shall report regularly to the Board regarding its decisions and activities.

ANNUAL REVIEW OF CHARTER

At least annually, the Committee will review and reassess the adequacy of this charter and will obtain Board approval of the charter.

Adopted by the Board of Directors on December 5, 2002
/s/ KAREN WITTE DUROS Assistant Secretary

2004 Annual Meeting of Shareholders

You may vote by telephone, by Internet, or by mail.

         Your telephone or Internet vote authorizes the trustees to vote your shares in the same manner as if you marked, signed, and returned your proxy card by mail.

BY TELEPHONE:	Call toll free 1-866-214-3793 on a touch tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week until noon Eastern time on May 5, 2004. You will be prompted to follow the recorded instructions.
	Option #1:	To vote as the Board of Directors recommends on ALL proposals, Press 1. When asked, confirm your vote by Pressing 1 again.
	Option #2:	If you choose to vote on each proposal separately, Press 2 and follow the recorded instructions.
BY INTERNET:
Access the web site at https://www.proxyvotenow.com/glk to authorize the voting of your shares. You may access the web site 24 hours a day, 7 days a week until noon Eastern time on May 5, 2004. You will be prompted to follow the instructions as displayed on the web site.
BY MAIL:	Mark, sign, and date your proxy card (on the reverse side of this page) and return it in the enclosed prepaid envelope to:
	Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 217950 Charlotte, NC 28254-3555	If you vote by telephone or by Internet, please DO NOT mail back this proxy card.
☐ FOLD AND DETACH HERE AND READ REVERSE SIDE ☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREAT LAKES CHEMICAL CORPORATION

The undersigned hereby appoints MARK P. BULRISS, JEFFREY M. LIPSHAW, and KAREN WITTE DUROS, and each of them with full power of substitution, as the proxies of the undersigned, to attend the Annual Meeting of Shareholders to be held on Thursday, May 6, 2004, at 11:00 a.m. local time and any adjournment thereof, and to vote the stock the undersigned would be entitled to vote, if present, on the items listed on the reverse side of this proxy card. The proxies are authorized to vote in their discretion upon any other matter that may properly come before the meeting.

ELIMINATE DUPLICATE MAILINGS: SEC rules require the Company to mail an annual report to every shareholder even if there are multiple shareholders in the same household. If you are a shareholder of record and have the same address as other shareholders of record, you may authorize the Company to discontinue mailings of multiple annual reports. To do so, mark the box on each proxy card for which you do not wish to receive annual report. Applicable law requires the Company to send separate proxy statements and proxy cards for all of your accounts.	Please mark this box with an X to discontinue the annual report mailing for this account.	☐
[CHANGE OF ADDRESS]

2004 Annual Meeting of Shareholders

Thursday, May 6, 2004
11:00 a.m. local time

Marriott Indianapolis North
3645 River Crossing Parkway
Indianapolis, Indiana 46240

PLEASE MARK, SIGN, AND DATE YOUR PROXY CARD AND
RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

THANK YOU FOR VOTING!

☐    FOLD AND DETACH HERE AND READ REVERSE SIDE    ☐

☒	Please mark your votes as in this example.	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREAT LAKES CHEMICAL CORPORATION
This proxy will be voted as specified. If no choice is specified, it will be voted FOR election of director nominees listed below and AGAINST the shareholder proposal.
This Board of Directors recommends you VOTE FOR the nominees listed below.
			NOMINEES:	FOR	WITHHOLD
1.	Election of Directors	(01)	James W. Crownover	☐	☐	AUTHORIZED SIGNATURES REQUIRED—This section must be completed for your voting instructions to be executed.
		(02)	Louis E. Lataif	☐	☐
		(03)	Mack G. Nichols	☐	☐
Please sign exactly as name(s) appear on the reverse side. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
The Board of Directors recommends that you vote AGAINST proposal 2.

		FOR	AGAINST	ABSTAIN
2.	Shareholder proposal recommending the prompt sale of the Company to the highest bidder.	☐	☐	☐

SIGNATURE(S) DATE

2004 Annual Meeting of Shareholders

You may vote by telephone, by Internet, or by mail.

Your telephone or Internet vote authorizes the trustees to vote your shares in the same manner as if you marked, signed, and returned your proxy card by mail.

BY TELEPHONE:	Call toll free 1-866-214-3793 on a touch tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week until noon Eastern time on April 30, 2004. You will be prompted to follow the recorded instructions.

	Option #1:	To vote as the Board of Directors recommends on ALL proposals, Press 1. When asked, confirm your vote by Pressing 1 again.

	Option #2:	If you choose to vote on each proposal separately, Press 2 and follow the recorded instructions.

BY INTERNET:	Access the web site at https://www.proxyvotenow.com/glk to authorize the voting of your shares. You may access the web site 24 hours a day, 7 days a week until noon Eastern time on April 30, 2004. You will be prompted to follow the instructions as displayed on the web site.
BY MAIL:	Mark, sign, and date your proxy card (on the reverse side of this page) and return it in the enclosed prepaid envelope to:

	Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 217950 Charlotte, NC 28254-3555	If you vote by telephone or by Internet, please DO NOT mail back this proxy card.

☐ FOLD AND DETACH HERE AND READ REVERSE SIDE ☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GREAT LAKES CHEMICAL CORPORATION

        The undersigned instructs the Trustees of the Great Lakes Savings Plan [401(k)] and/or the Great Lakes Chemical Corporation Supplemental Savings Plan, as applicable, (the "Plans") to vote in person or by proxy at the Annual Meeting of Shareholders to be held on Thursday, May 6, 2004, at 11:00 a.m. local time and any adjournment thereof, the shares of Common Stock which are held in or are attributable to my account(s) under one or more of the Plans in the manner indicated on the reverse side of this proxy card. The Trustees are authorized to vote in their discretion upon any other matter that may properly come before the meeting.

        This card, when property completed, also constitutes voting instructions to the respective Trustees of Great Lakes Savings Plan [401(k)] and/or the Great Lakes Chemical Corporation Supplemental Savings Plan to vote, in person or by proxy, all shares of Common Stock of Great Lakes Chemical Corporation held in your account(s) by the Trustee.

[CHANGE OF ADDRESS]

2004 Annual Meeting of Shareholders

Thursday, May 6, 2004
11:00 a.m. local time

Marriott Indianapolis North
3645 River Crossing Parkway
Indianapolis, Indiana 46240

PLEASE MARK, SIGN, AND DATE YOUR PROXY CARD AND
RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

THANK YOU FOR VOTING!

☐ FOLD AND DETACH HERE AND READ REVERSE SIDE ☐

☒	Please mark your votes as in this example.	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREAT LAKES CHEMICAL CORPORATION
The shares credited to your account will be voted as directed. If no choice is specified, it will be voted FOR election of director nominees listed below and AGAINST the shareholder proposal. If your vote is not submitted to the tabulator by April 30, 2004, the shares credited to your account will not be voted.
The Board of Directors recommends that you vote FOR the nominees listed below.
		NOMINEES:	FOR	WITHHOLD
1.	Election of Directors	(01) James W. Crownover (02) Louis E. Lataif (03) Mack G. Nichols	☐ ☐ ☐	☐ ☐ ☐
AUTHORIZED SIGNATURES REQUIRED—This section must be completed for your voting instructions to be executed.

Please sign exactly as name(s) appear on the reverse side. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
The Board of Directors recommends that you vote AGAINST proposal 2.
		FOR	AGAINST	ABSTAIN
2.	Shareholder proposal recommending the prompt sale of the Company to the highest bidder.	☐	☐	☐

					SIGNATURE(S)	DATE

QuickLinks

  INFORMATION ABOUT VOTING
  GOVERNANCE
  BOARD AND COMMITTEE STRUCTURE
  DIRECTORS' COMPENSATION
PROPOSAL ONE: ELECTION OF DIRECTORS
  RECOMMENDATION OF THE BOARD OF DIRECTORS
PROPOSAL TWO: SHAREHOLDER PROPOSAL RECOMMENDING THAT THE BOARD ARRANGE FOR THE PROMPT SALE OF THE COMPANY TO THE HIGHEST BIDDER
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  EQUITY COMPENSATION PLAN INFORMATION
  EXECUTIVE COMPENSATION AND OTHER INFORMATION
  COMPENSATION AND INCENTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  STOCK PRICE PERFORMANCE GRAPH
  AUDIT COMMITTEE REPORT
  INDEPENDENT AUDITOR FEES AND INFORMATION
  PRE-APPROVAL POLICIES AND PROCEDURES
  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
  SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
  OTHER MATTERS
  APPENDIX A
  APPENDIX B
  APPENDIX C
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREAT LAKES CHEMICAL CORPORATION